Exhibit 99.1
NEWS RELEASE
Atmel to Request Hearing Regarding NASDAQ Staff Determination Notice
SAN JOSE, CA, August 15, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that it will request a hearing before the NASDAQ Listing Qualifications Panel to review a NASDAQ Staff Determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), and that the Company’s common stock is subject to delisting, because the Company has not timely filed its second quarter Form 10-Q for the period ended June 30, 2006. The hearing request will automatically stay the delisting of Atmel’s common stock, and shares of Atmel common stock will continue trading on the NASDAQ, pending the outcome of the Panel’s decision. There can be no assurance that the Panel will grant a request for continued listing.
Atmel also announced today that it had received an informal request for information from the San Francisco District Office of the Securities and Exchange Commission relating to the Company’s past granting of stock options. The Company intends to cooperate fully with all matters related to this request.
On July 25, 2006, Atmel announced that the Audit Committee of the Company’s Board of Directors had initiated an independent investigation regarding timing of past stock option grants and other potentially related issues. As a result of the continuing investigation, the Company did not file its second quarter Form 10-Q by the extended due date of August 14, 2006. The Audit Committee, assisted by independent legal counsel and independent accounting consultants, will make every effort to complete the investigation and file its Form 10-Q as soon as practicable.
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677, rpursel@atmel.com
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